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                                                       OMB Number:   3235-0145
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                          UNITED STATES                Expires: August 31, 1999
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                                  SCHEDULE 13G
                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED

             PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                                 (Rule 13d-102)
                                (Amendment No. )


                           Latin American Casinos Inc.
                           ---------------------------
                                (Name of Issuer)


                         Common Stock, $.00067 par value

                         -------------------------------
                           (Title Class of Securities)


                                    51827W103
                                 --------------
                                 (CUSIP Number)



                                December 31, 1999
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                    |X|    Rule 13d-1(b)
                    |_|    Rule 13d-1(c)
                    |_|    Rule 13d-1(d)


                                Page 1 of 4 pages

                                  SCHEDULE 13G

CUSIP No.  51827W103                                   Page 2 of 4 Pages
--------------------------                            -------------------------


1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

                   Kenneth Koock
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (See Instructions)*                                       (a)|_|
                                                                    (b)|_|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*(See Instructions)

                   PF - Personal Fundsl
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5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                     |_|

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6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States Citizen
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                            7        SOLE VOTING POWER

                                     265,250
         NUMBER OF          ----------------------------------------------------
          SHARES            8        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY           ----------------------------------------------------
           EACH             9        SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                     265,250
           WITH             ----------------------------------------------------
                            10      SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          265,250
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.8%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          BD, IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                Page 2 of 4 pages

11495.1

Item 1.

         (a)        Name of Issuer:  Latin American Casinos Inc.
         (b)        Address of Issuer's Principal Executive Offices:
                           2000 NE 164th Street
                           North Miami Beach, Florida 33162

Item 2.

         (a)        Name of Person Filing: Kenneth Koock
         (b)        Address of Principal Business Office:
                           525 Washington Boulevard
                           Jersey City, New Jersey 07503

         (c)        Citizenship: United States Citizen

         (d) Title of Class of Securities: Common Stock, $.00067 par value

         (e)        CUSIP Number: 51827W103

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:
         (a)  |X|   Broker or dealer registered under Section 15 of the Exchange
                    Act
         (b)  |_|   Bank as defined in Section 3(a)(6) of the Exchange Act
         (c)  |_|   Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act
         (d)  |_|   Investment company registered under Section 8 of the
                    Investment Company Act
         (e)  |_|   An investment in accordance with Rule 13d-1(b)(1)(ii)(E)
         (f)  |_|   An employee benefit plan endowment fund, in accordance with
                    Rule 13d-1(b)(1)(ii)(F)
         (g)  |_|   A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G)
         (h)  |_|   A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act
         (i)  |_|   A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act
         (j)  |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned: Kenneth Koock beneficially owns an aggregate of 265,250 shares of Common Stock of Latin American Casinos Inc. This amount includes 164,500 shares of Common Stock and 100,750 shares of Common Stock that may be purchased by Mr. Koock upon exercise of fully vested investment banking warrants issued June 5, 1998.

         (b)        Percent of Class: 7.8%

         (c)        Number of shares as to which such person has:
                    (i)  sole power to vote or to direct vote: 265,250
                    (ii)  shared power to vote or to direct vote:
                    (iii) sole power to dispose or to direct the disposition of: 265,250
                    (iv) shared power to dispose or to direct the disposition of:

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

                                Page 3 of 4 pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 8, 2000
                                               ---------------------------
                                                          Date

                                                    /s/ Kenneth Koock
                                                -------------------------
                                                         Signature

                                                        Kenneth Koock
                                                -------------------------
                                                          Name/Title

                                Page 4 of 4 pages